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Yahoo! Inc.

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Yahoo! Inc. issued the following press release on June 30, 2008.
YAHOO! FILES STOCKHOLDER PRESENTATION SUPPORTING CURRENT BOARD SLATE
Provides Details of Microsoft Discussions, Benefits of Google Agreement and Progress on
Strategic Plan
Icahn’s Dissident Slate is Not the Right Answer
Sunnyvale, CA, June 30, 2008 — Yahoo! Inc. (Nasdaq:YHOO), a leading global Internet Company, today filed a stockholder presentation providing support for its belief that its current Board of Directors remains the best and most qualified group to maximize value for Yahoo! stockholders and that the slate proposed by Carl Icahn is not the right answer for the Company.
In addition to asking stockholders to support its Board of Director nominees at Yahoo!’s upcoming annual meeting of stockholders on August 1, 2008, the presentation:
•	provides details of the Board’s process and decisions with regard to Microsoft, including the Board’s efforts to determine Microsoft’s interest in and commitment to an acquisition of the entire Company;

•	provides an analysis of Microsoft’s search-only “hybrid” proposal;

•	amplifies on the expected benefits of the Company’s recently signed commercial agreement with Google;

•	highlights the Company’s recent progress in executing its key strategies;

•	describes the extensive and relevant experience of Yahoo!’s existing independent Board and management team;

•	observes that Mr. Icahn’s ill-defined agenda is premised on a sale to Microsoft despite Microsoft’s lack of interest in a full acquisition; and

•	notes that his attacks on Yahoo! and its current Board are based on misrepresentations.
Jerry Yang, Yahoo!’s chief executive officer, said, “Despite all the challenges we’ve been through, including Microsoft’s unsolicited proposal and now a proxy contest by Carl Icahn, Yahoo! remains a unique value proposition. Our ubiquitous brand name, top-ranked online properties and deep talent pool have enabled us to continue to drive our ‘starting points’ and ‘must buy’ strategies. The combination of our leading positions in search and display together with the benefits expected from our recently-signed agreement with Google make us exceptionally well-positioned to capitalize on the convergence of search and display.”
Setting the Microsoft Record Straight – Full Engagement by Yahoo!’s Independent Board
In direct response to the inaccurate criticism by Carl Icahn, the presentation provides additional background regarding Microsoft’s unsolicited proposal to acquire the entire Company, and demonstrates that Yahoo!’s independent Board and management consistently engaged with Microsoft both before and after Microsoft withdrew its proposal on May 3. The presentation notes that at meetings on May 17 and June 8, “Microsoft unequivocally stated that it had no intention of making a full company acquisition and clarified on June 8 that it would not do so even at the price range it had previously suggested.” The presentation further notes that Microsoft was unresponsive to multiple requests from Yahoo! and that its actions and statements were inconsistent, casting “doubt on whether Microsoft was ever committed to a whole company acquisition.”
The presentation also explains why, after in-depth negotiations and careful evaluation, Yahoo!’s Board concluded that Microsoft’s subsequent “hybrid” proposal to acquire only Yahoo!’s highly valuable search business makes “no sense for the Company either financially or strategically.” The presentation indicates that Yahoo! believes:
•	there would be no meaningful change in operating cash flow (OCF) resulting from that proposal;

•	Microsoft’s estimates of Yahoo!’s cost savings were unrealistic; and

•	the proposed arrangement would have left Yahoo! dependent on Microsoft’s monetization results, which have not been competitive with Google.
The presentation also notes the proposal would have left Yahoo! without search assets, a result inconsistent with Yahoo!’s view that search and display are converging and that Yahoo! is extremely well positioned to capitalize on the growth in the converged marketplace.
Benefits of Google Agreement
In contrast to Microsoft’s search-only “hybrid” proposal, the presentation summarizes why Yahoo! believes its agreement with Google enhances Yahoo!’s strategic plan, putting the Company on a faster track to creating value. The agreement is expected to generate an estimated $250 -$450 million in incremental OCF in the first twelve months following implementation, enabling Yahoo! to enhance its efforts to narrow the monetization gap with Google and to strengthen its position in the converging search and display marketplace. The agreement, the presentation notes, provides Yahoo! “full flexibility to compete and innovate in [the] search business.” Importantly, the presentation also points out that the Google agreement does not preclude a change of control transaction with Microsoft or any other party.
Progress Executing Strategic Plan
The presentation further details how Yahoo! is continuing to execute its strategic plan to become the starting point for the most users, the must-buy for advertisers and an open platform for developers. In addition to the recent agreement with Google, it also cites the acquisitions of Right Media, BlueLithium, Zimbra, and Maven Networks. Yahoo! also continues to win major new business partners and expand existing relationships with its advertiser/publisher network. The launch of AMP! from Yahoo!, Yahoo!’s new advertising management platform, beginning in the third quarter of 2008, is expected to enhance the Company’s competitive position and make it even easier for advertisers and publishers to do business with Yahoo!.

Yahoo! believes this progress, in combination with the recently announced reorganization, will enable it to capitalize on its leadership in the rapidly-growing display advertising marketplace and strengthen its competitiveness overall.
Icahn’s Slate is Not the Right Answer
As explained in the presentation, Mr. Icahn’s “ill-defined plan” for Yahoo! is focused on selling the Company to Microsoft, even though Microsoft has repeatedly confirmed that it is not interested in a full acquisition. The presentation further notes that Mr. Icahn’s public demands are either moot or would jeopardize the Company’s ability to execute on its strategic plan. For example, Yahoo! has already executed an agreement with Google, Mr. Icahn’s fallback strategy if Microsoft remains unwilling to enter into a transaction. The presentation also demonstrates that Mr. Icahn misrepresents the manner in which Yahoo! negotiated with Microsoft and the cost and purpose of the Company’s change in control severance plan.
Yahoo! Board Experienced and Qualified
“Our Board and management team have consistently focused on and will continue to focus on maximizing stockholder value,” the presentation states, noting that the Board and management:
•	“Proactively engaged in multiple discussions with Microsoft;

•	Provided our stockholders with greater transparency into our strategic plan and how we plan to grow the business in the coming few years;

•	Negotiated and signed an agreement with Google to accelerate our strategic plan.”
It concludes “Our Board collectively has expertise in advertising, media, and technology and in-depth knowledge and experience with Yahoo!.” Yahoo! urges stockholders to vote the WHITE proxy card in support of its current Board of Directors.
About Yahoo! Inc.
Yahoo! Inc. is a leading global Internet brand and one of the most trafficked Internet destinations worldwide. Yahoo! is focused on powering its communities of users, advertisers, publishers, and developers by creating indispensable experiences built on trust. Yahoo! is headquartered in Sunnyvale, California.
Non-GAAP Financial Measures
This release refers to operating cash flow (operating income before depreciation, amortization of intangible assets, and stock-based compensation expense, or OCF), which is a non-GAAP financial measure. The most comparable GAAP measure is income from operations. With respect to the OCF numbers provided in this release, the estimate of income from operations is the same as the estimated OCF, as the Company does not expect to incur any additional depreciation and amortization or stock-based compensation expense related to the Google agreement.
Forward Looking Statements
This release (including without limitation the statements and information in the quotations from management and from the stockholder presentation in this press release) contains forward-looking statements that involve risks and uncertainties concerning Yahoo!’s projected financial performance as well as Yahoo!’s strategic and operational plans. Actual results may differ materially from those described in this release due to a number of risks and uncertainties. The potential risks and uncertainties include, among others, the expected benefits of the commercial agreement with Google may not be realized, including as a result of actions taken by United States or foreign regulatory authorities and the response or acceptance of the agreement by publishers, advertisers, users, and employees; the implementation and results of Yahoo!’s ongoing strategic initiatives; the impact of organizational changes; Yahoo!’s ability to compete with new or existing competitors; reduction in spending by, or loss of, marketing services customers; the demand by customers for Yahoo!’s premium services; acceptance by users of new products and services; risks related to joint ventures and the integration of acquisitions; risks related to Yahoo!’s international operations; failure to manage growth and diversification; adverse results in litigation, including intellectual property infringement claims; Yahoo!’s ability to protect its intellectual property and the value of its brands; dependence on key personnel; dependence on third parties for technology, services, content, and distribution; general economic conditions and changes in economic conditions; potential continuing uncertainty arising in connection with the withdrawal of Microsoft’s unsolicited proposal to acquire Yahoo! and the announced intention by a stockholder to seek control of our Board of Directors; the possibility that Microsoft or another person may in the future make another proposal, or take other actions which may create uncertainty for our employees, publishers, advertisers, and other business partners; and the possibility of significant costs of defense, indemnification, and liability resulting from stockholder litigation relating to the Microsoft proposal. More information about potential factors that could affect Yahoo!’s business and financial results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Yahoo!’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as amended, and the Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, which are on file with the Securities and Exchange Commission (“SEC”) and available at the SEC’s website at www.sec.gov. All information in this release is as of June 30, 2008, unless otherwise noted, and Yahoo! does not intend, and undertakes no duty, to update or otherwise revise the information contained in this release.
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Yahoo! and the Yahoo! logos are trademarks and/or registered trademarks of Yahoo! Inc. All other names are trademarks and/or registered trademarks of their respective owners.

Media Contacts:
Brad Williams
Yahoo! Inc.
(408) 349-7069
bhw@yahoo-inc.com
Adam Miller / Winnie Lerner
The Abernathy MacGregor Group for Yahoo! Inc.
(212) 371-5999
alm@abmac.com / wal@abmac.com
Investor Contact:
Marta Nichols
Yahoo! Inc.
(408) 349-3527
mnichols@yahoo-inc.com